Exhibit 99.B(p)(45)

Code of Ethics

June 2025

Code of Ethics

Version Control
Version	Date:	Author:	Approved by:	Detail of Change
V.1	August 2016	Compliance	Paul Larché	Creation
V.2	Sept 2020	Compliance		SEC updates
V.3	Feb 2021	Compliance	HK	PAD policy updates and inclusion
V.4	June 2021	Compliance	HK	PAD policy updates
V.5	Sept 2021	Compliance	HK	Minor Clarifications
V.6	July 2022	Compliance	HK	Annual Review
V.7	Oct 2022	Compliance	HK	Added Trusts managed by Redwheel to restrictions
V.8	August 2023	Compliance	HK	Update to PAD on Gov debt and Investment trusts
V.9	August 2024	Compliance	HK	Update to PAD restrictions for SMA and reverse trading
V.10	June 2025	Compliance	HK	Minor Clarifications

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Contents

Contents		3

1.	Introduction	4

2.	Application	4

3.	Insider Trading	5

4.	Restrictions on Personal Account Dealing (‘PAD’ or ‘PA dealing’) and Holdings Disclosure	5

5.	Periodic Holdings Disclosures	6

6.	Protection of MNPPSI	7

7.	US Political Contributions	7

8.	Annual Certification of Compliance	8

9.	Sanctions	8

10.	Exceptions	8

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1. Introduction

1.1	The Redwheel Code of Ethics (the ‘Code’) is based on fundamental principles that Redwheel must put client interests first. Redwheel has fiduciary responsibilities to its clients, including the private funds (collectively the ‘clients’) for which it serves as investment adviser. Among Redwheel’s fiduciary responsibilities is the responsibility to ensure that its staff conduct their personal account dealing in a manner which does not interfere or appear to interfere with any client transactions or otherwise take unfair advantage of their relationship to clients as well as comply with all applicable laws. All staff must adhere to these fundamental principles as well as comply with the specific provisions set forth herein.

1.2	The Code of Ethics (the ‘Code’) is adopted pursuant to Rule 204A-1 under the Investment Advisers Act of 1940, as amended (‘Advisers Act’) and Rule 17j-1 of the Investment Company Act of 1940. Additionally, the Code complies with the rules of other regulatory authorities that regulate Redwheel, including the Financial Conduct Authority (“FCA”), the Monetary Authority of Singapore (“MAS”), Australian Securities and Investments Commission (“ASIC”) and any other applicable US securities laws.

1.3	The Advisers Act makes it unlawful for investment advisers to engage in fraudulent personal securities transactions (commonly referred to within Redwheel as ‘personal account dealing’).

1.4	Rule 204A-1 (the ‘Rule’) under the Advisers Act requires an investment adviser covered by the Rule to adopt a Code that contains provisions reasonably necessary to prevent it and its Access Persons from engaging in conduct prohibited by the principles of the Rule.

1.5	The Rule also requires that reasonable diligence be used and procedures instituted which help prevent violations of the Code. Redwheel will provide the Code and any amendments to staff and obtain written acknowledgment of receipt, requiring staff to comply with applicable US Federal securities laws.

2. Application

2.1.	Redwheel is a registered trademark of RWC Partners Limited. This document and the policies contained herein are applied to all staff who perform services to the following Redwheel entities (collectively referred to as the “Firm” or “Redwheel”). It is reviewed and restated on an at least annual basis.

2.1.a. RWC Partners Holdings Limited

2.1.b. RWC Partners Midco Limited

2.1.c. RWC Partners Limited

2.1.d. RWC Asset Management LLP

2.1.e. RWC Asset Advisors (US) LLC

2.1.f. RWC Singapore (PTE) Limited

2.1.g. Redwheel Australia Pty. Ltd.

2.1.h. Redwheel Europe A/S

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2.2.	This Code applies to all Redwheel Access Persons (“staff”), (including Directors, Partners, employees, on-site full-time contractors or temps) and their Relevant Persons. For the remainder of this policy, this group of people are referred to as “you” or “your”.

2.3.	Relevant Persons includes:

2.3.a. Partners sharing the same household and spouses;

2.3.b. Dependants;

2.3.c.	Relatives living in the same household;

2.3.d.	Any other person whose relationship with you or the Relevant Person means that either of you has a direct or indirect interest in the outcome of the trade; and

2.3.e.	Anyone else you or your Relevant Persons advise, control, influence or assist in managing investments or with investment decisions or considerations regardless of whether this in an informal or formal capacity

2.4.	Whilst this Code is adopted pursuant to U.S. securities’ law, it is expected that all Redwheel staff irrespective of their location or the Redwheel entity with which they are contracted observe the principles and rules of the Code details herein.

2.5.	If you are unsure how or if these obligations apply to you, please contact compliance@redwheel.com who can advise you accordingly. It is ultimately your responsibility to seek further guidance or clarity from Compliance.

3. Insider Trading

3.1.	All staff are subject to Redwheel’s Policy regarding the misuse of material non-public information (the ‘Market Conduct Policy’), which is considered an integral part of this Code.

3.2.	The Market Conduct Policy prohibits staff from buying or selling any security while in the possession of material non-public price sensitive information (‘MNPPSI’).

3.3.	The policy also prohibits staff from communicating to third parties any MNPPSI about any security or issuer of securities.

3.4.	Additionally, no member of staff may use inside information about Redwheel’s activities to benefit clients or gain personal benefit.

3.5.	Any violation of the Market Conduct Policy may result in sanctions which could include termination of employment with Redwheel.

4. Restrictions on Personal Account Dealing (‘PAD’ or ‘PA dealing’) and Holdings Disclosure

4.1.	To reiterate, this Code should be read in conjunction with the Redwheel PAD Policy, see Appendix 1.

4.2.	It is the responsibility of every member of staff to ensure that a particular personal account deal being considered is not subject to a restriction contained in this Code, by any other Redwheel policy or procedure, or otherwise prohibited by any applicable laws.

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4.3.	PAD may be carried out only in accordance with the provisions of this Code and the Redwheel PAD Policy. Pre-clearance is required for any PAD unless exempt under the PAD policy in Appendix 1.

4.4.	For the avoidance of doubt, staff members are strictly prohibited from PA dealing in the issuers or securities included on the Redwheel Restricted List.

4.5.	Issuers on the Restricted List include the issuers of securities that Redwheel has come into or may have come into contact with MNPPSI.

4.6.	In the event you own a security of an issuer prior to that issuer being added to the Restricted List, you may not conduct any PA deal in the issuer until it is removed from the Restricted List.

Staff members associated directly with the activist strategies are prohibited from PA dealing in the same positions as the funds they manage. In the event that a member of the activist team owns a security prior to employment at Redwheel, and such security is held in an activist fund, the team member will not be allowed to trade in the position at all until such time that the constructive activist fund has exited the position.

4.7.	You must obtain prior approval from Compliance before dealing in Relevant Holdings for yours or your Relevant Persons’ personal account UNLESS:

4.7.a.	the PA deal is effected pursuant to an automatic investment plan in funds;

4.7.b.	you have no direct or indirect influence over the account transacting the securities; or

4.7.c.	the PA deal is effected under a discretionary portfolio management service where there is no prior communication to the manager; or

4.7.d.	the security is categorised in the PAD Policy as permissible without approval from Compliance.

4.8.	For instructions on how to seek approval, and for a comprehensive list of Relevant Holdings (those securities that do and do not require Compliance pre-approval), please refer to the PAD Policy in Appendix 1.

5. Periodic Holdings Disclosures1

5.1.	As noted above, the requirements outlined in this section will apply to all personal account dealing in accounts in your name, and in the name of your partner, dependents, and anyone else whom you advise, control, influence, or assist in managing investments or with the investment decision or considerations regardless of whether this is in an informal or formal capacity.

5.2.	All staff members are required to provide the following disclosures:

Initial Holdings Report: within 10 days of joining the Firm, staff must file an initial holdings report containing the following information:

•	The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the supervised person had any direct or indirect beneficial interest ownership when the person becomes a Relevant Person;

1 All Holding Disclosures need to be made through the My Compliance Office (MCO) system. MCO requires all the requisite information needed to comply with the Code of Ethics requirements in this section.

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•	The name of any broker, dealer or bank, account name, number and location with whom the Relevant Person maintained an account in which any securities were held for the direct or indirect benefit of the relevant person; and

•	The date that the report is submitted by staff and/or on behalf of any relevant persons.

The information submitted must be current as of a date no more than forty-five (45) days before the person became a Relevant Person.

5.2.a.	Quarterly Holdings Report: All staff members and their Relevant Persons must, no later than thirty (30) days after the end of each calendar quarter, file quarterly transaction reports for every reportable transaction containing the following information:

•	The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the reportable security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through whom the transaction was effected; and

•	The date the report is submitted by the supervised person.

6. Protection of MNPPSI

6.1.	In addition to other provisions of the Code and the Redwheel Compliance Manual, all staff members should be mindful of Redwheel’s duty to safeguard material, non-public information about securities and/or investment recommendations provided to (or made on behalf of) its clients.

6.2.	Staff should refer to and comply with the Redwheel Market Conduct Policy to ensure MNPPSI is treated appropriately.

6.3.	If there are any questions about the sharing of MNPPSI about securities and/or investment recommendations made by Redwheel, please contact compliance@redwheel.com.

7. US Political Contributions

7.1.	The SEC “pay to play rule” (206(4)-5) prohibits SEC registered investment advisers from providing advisory services for compensation to government clients for a two-year period after the adviser or certain of its executives make a contribution for such office.

7.2.	To prevent Redwheel from being excluded from managing money for US public bodies, it is important that any employees do not make any US political donations to a public official or candidate for such office in excess of $150 which represents the de minimis amount for the rule.

7.3.	Therefore, all investment and distribution employees must obtain approval from the Chief Compliance Officer prior to making any US political contributions to a public official or candidate for such office.

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7.4.	Compliance will also require a quarterly attestation regarding the number and value of any such US political donations.

7.5.	Please refer to the Redwheel Political Contributions and Public Office Policy for additional details.

8. Annual Certification of Compliance

8.1.	You will be asked to certify annually that:

8.1.a.	You have read and understood and agree to abide by this Code;

8.1.b.	You have complied with all the requirements of this Code; and

8.1.c.	You have reported all personal account deals required to be reported under this Code.

9. Sanctions

9.1.	Potential violations of the Code of Ethics must be brought to the attention of the CCO. Potential violations are investigated and, if appropriate, sanctions imposed.

9.2.	Upon completion of an investigation the matter may also be reviewed by the CCO in conjunction with one or more of the individual’s direct line manager, relevant ExCo member ! Investment Team Head to determine the materiality of the breach and whether any further sanctions should be imposed.

9.3.	A breach of the Code of Ethics may result in one or more sanctions proportional to the severity of the breach (as determined in accordance with 9.2 above) and may include (but not limited to) an informal warning, a requirement to reverse a trade, formal warning, ban on PA dealing, impact on an individual’s remuneration ! profit share, report to a relevant regulator / authority and in the most severe cases dismissal.

10. Exceptions

10.1.	An exception to any of the policies, restrictions, or requirements set forth herein may be granted only if you are able to demonstrate that you would suffer extreme hardship should an exception not be granted. Exceptions would also have to demonstrate that the action remains within the spirit of the Code, that no conflict of interest arises because of it and no client will be disadvantaged by this action. Changes to your investment objectives, tax strategies, or a special new investment opportunity will not constitute acceptable reason for an exception.

10.2.	For the avoidance of doubt, under no circumstances will you be permitted to trade in a security on the Restricted List.

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Appendix 1 –Personal Account Dealing (“PAD”) Policy

1. Introduction

1.1.	Our regulators attach significant importance to the systems and controls we have in place to identify, mitigate and detect market abuse risks. Part of these expectations are that we have robust controls around PAD given the likelihood of market sensitive information we handle.

1.2.	As such, it is vitally important that every staff member is aware of, and follows, the requirements of the Policy.

1.3.	The Firm’s policy on PAD is intended to help prevent perceived, potential or actual conflicts of interests that can arise from such activity between the staff, the Firm, and its clients.

1.4.	Redwheel actively discourages frequent, excessive, or short-term PAD or any other activity that may present a conflict of interest. This is for a number of reasons but primarily:

1.4.a.	It may potentially bring the individual’s personal position into conflict with the Firm or its clients;

1.4.b.	It can detract from the individual’s attention to their and the Firm’s duties and responsibilities to clients and the job at hand;

1.5.	However, Redwheel recognises that staff may need to manage their assets and long-term investment needs. Therefore, PAD is permitted within the prescribed limits in this policy which is designed to ensure Redwheel and its staff continue to meet their regulatory, legal and fiduciary obligations, including putting clients’ interest first.

1.6.	In addition to PAD, this Policy also requires staff to disclose details of investments held by them and other Relevant Persons, as required by regulations.

1.7.	You are expected to promptly inform Compliance as soon as you are aware of any failure to adhere to this policy and its principles and procedures. Compliance reviews and deals with breaches of this policy on a case-by-case basis. Breaches of the Firm’s policies and procedures can result in disciplinary action which may be grounds for summary dismissal.

1.8.	Redwheel has implemented the My Compliance Office (MCO) system to assist employees with compliance with PAD requirements. Link for single sign on can be found in the Compliance section of the intranet.

2. Application

2.1.	Redwheel is a registered trademark of RWC Partners Limited. This document and the policies contained herein are applied to all staff who perform services to the following Redwheel entities (collectively referred to as the “Firm” or “Redwheel”). It is reviewed and restated on an at least annual basis.

2.1.a.	RWC Partners Holdings Limited

2.1.b.	RWC Partners MidCo Limited

2.1.c.	RWC Partners Limited

2.1.d.	RWC Asset Management LLP

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2.1.e.	RWC Asset Advisors (US) LLC

2.1.f.	RWC Singapore (PTE) Limited

2.1.g.	Redwheel Europe A/S

2.1.h.	Redwheel Australia Pty Ltd

2.2.	This Policy is of particular relevance to investment teams, dealers and other staff who may receive or be exposed to price sensitive information. However, everyone should be aware of the risks associated with bad and unlawful market conduct.

2.3.	The policy applies to all Redwheel staff (including directors[2], partners, employees, on-site full-time contractors/temps) and their “Relevant Persons”. For the remainder of this policy, this group of people are referred to as “you” or “your”.

2.4.	Relevant Persons includes:

2.4.a.	Partners and spouses;

2.4.b.	Dependants;

2.4.c.	Relatives living in the same household;

2.4.d.	Any other person whose relationship with you or the Relevant Person means that either of you has a direct or indirect interest in the outcome of the trade

2.4.e.	Anyone else you or your Relevant Persons advise, control, influence or assist in managing investments or with investment decisions or considerations regardless of whether this in an informal or formal capacity

2.5.	If you are unsure how or if these obligations apply to you, please contact compliance@Redwheel.com who can advise you accordingly. It is ultimately your responsibility to seek further guidance or clarity from Compliance.

3. Periodic Disclosures

3.1.	All PAD disclosures are required to be made through the MCO system. Please note that if your brokerage firm has a direct feed into MCO, all of your holdings will prepopulate. Therefore, you will not be required to manually upload any documentation to the system once you have successfully linked your account. If a staff member is not on a direct feed then the disclosure will need to be undertaken manually.

3.2.	An Initial Holdings Disclosure includes:

3.2.a.	Within 10 days of joining the Firm, you are required to advise and disclose to Compliance details of any investments you hold – an Initial Holdings Disclosure.

2 For non-executive directors the scope of the Policy that applies is limited to: pre-approval for trading in any RWC fund and compliance with applicable regulatory conduct standards.

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3.2.b.	Details of any brokerage / pension accounts (or similar) which you maintain or are the beneficiary of, including the holdings and a recent copy of the account statement (no more than 45 days old);

3.2.c.	Details of any discretionary managed accounts, trusts or similar which you maintain and/ or where you are the beneficiary; and

3.2.d.	Details of any other investments that may be held outside an account structure (e.g. bearer certificates, private investments, etc.) Please refer to the table in Section 8 for details on which asset types are reportable.

3.2.e.	For accounts where the employee does not have trading discretion, only disclosure of account name, account number and name of financial institution where it is held is required to be disclosed.

3.3.	This signed disclosure is required regardless of whether you have any investment holdings or not (i.e. you can make a nil report).

3.4.	Quarterly Holding Disclosure

3.4.a.	In addition to the Initial Holdings Disclosure, you are also required to complete these disclosures quarterly. You will receive an email reminder from Compliance on a quarterly basis that you will be required to submit your quarterly holdings transaction disclosure 30 days after the quarter end.

3.4.b.	This disclosure is required regardless of whether you have any investment holdings or not (i.e. you can make a nil report).

4. Approval Process

4.1.	Approval is required for many types of transactions, but not all. Please refer to section 5 for non-exhaustive list of transactions which require prior Compliance approval.

4.2.	The approval process can involve significant time and effort. Responses to requests will be approved by Compliance on a best-efforts basis and staff should allow up to 8 hours for responses.

4.3.	Where approval is required:

4.3.a.	If you wish to carry out a PAD, you must submit a personal trade request through MCO prior to placing any orders with any broker, market, any other person or system or similar.

4.3.b.	You will be required to confirm that you are not aware of any perceived, potential or actual conflicts of interest (or disclose of any especially if you are unsure).

4.3.c.	Compliance will review your request. As part their checks, Compliance may request further clarity or information from you or others depending on the nature of the request and who is making the request (e.g. because of your role – investment analyst vs trader vs marketer - or PAD history).

4.3.d.	Provided there are no apparent issues or concerns with the PAD request, and it has cleared Compliance’s checks (and the restrictions noted further below), your request will be approved.

4.3.e.	Compliance approval is valid for current and next business/trading day from the time shown on the approval email unless indicated otherwise. Exceptions will be only granted on a case-by-case basis – if you require more than the above time to carry out the PAD, please ensure you have notified Compliance at the time of the request.

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4.4.	If you proceed with the PA request, you are required to upload a copy of the trade confirmation to MCO as soon as possible. If your account is connected via an automatic feed you will not be required to submit a trade conformation to MCO as this data will auto populate. If you do not proceed for any reason, please inform Compliance as well.

4.5.	Compliance reserves the right to refuse permission to trade without giving the reason for refusal. This is to prevent improper disclosure of information.

5. Permitted and not permitted transactions

5.1.	The lists in section 5 are not exhaustive. If your PAD is in respect of an asset or transaction type not listed below, pre-approval must be sought from the Compliance Team. Please refer to the table in Section 8 for additional details.

5.2.	Where prior approval is required, Redwheel enforces a 90 day rule (the minimum holding period).

5.3.	Staff members and their Relevant Persons are prohibited from engaging in reverse trading. Reverse trading refers to the act of buying and then selling, or selling and then buying, the same security within any 90 day period (counted from the last transaction done) across all PAD accounts of the staff member and their respective Relevant Persons.

5.4.	For any trades not requiring pre-approval into your PAD decisions, you must also factor the rule on a 30 day holding period. Additional details provided in Section below. Exceptions will rarely be considered.

5.5.	For clarity, the Minimum Holding Period is calculated on a FIFO (First in first out) basis.

5.6.	PAD in the following investments is permitted only with prior approval from Compliance:

5.6.a.	Listed and unlisted corporate equity and debt (including private investments) not held in Redwheel funds and accounts;

5.6.b.	Spot FX and forwards (speculative);

5.6.c.	Investments in non-retail funds e.g. hedge funds or funds generally not available to the public;

5.6.d.	Listed derivatives on above equities;

5.6.e.	Initial Public Offerings and Secondary Offerings;

5.6.f.	All Redwheel funds and Investment Trusts managed by Redwheel (even if inside an ISA);

5.6.g.	CFDs with the above equities as the underlying;

5.6.h.	All private placements;

5.6.i.	Close ended funds traded in regulated markets;

5.6.j.	Any other instrument used to access the securities markets.

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5.7.	PAD in the following investments is permitted without approval from Compliance:

5.7.a.	Spot FX for cash management purposes (and personal expenditure);

5.7.b.	Open ended funds available to the retail public (excluding Redwheel funds);

5.7.c.	Exchange Traded Funds (Including ETNs and ETCs);

5.7.d.	Government bonds of non-Emerging or Frontier markets governments more than 1 year maturity;

5.7.e.	Physical commodities (such as gold bullion) or physical property;

5.7.f.	Crypto currencies (provided this is not used as mechanism to circumvent any prohibited investment which would require prior approval);

5.7.g.	Mandatory corporate actions;

5.7.h.	The PA deal is effected pursuant to an automatic investment plan in funds;

5.7.i.	The PA deal is effected under a discretionary portfolio management services where there is no prior communication to the manager;

5.7.j.	Have no direct or indirect influence over the account transacting the securities.

5.8.	For the avoidance of doubt, any insurance to cover or hedge against remuneration or performance related pay is strictly prohibited (regardless of Compliance approval).

5.9.	Trading within tax wrappers or pensions (such as ISAs, SIPPS, company pension plans, 401k plans) are not exempt from Compliance approval where applicable.

5.10.	For any other investment not listed above, please seek Compliance guidance first.

5.11.	Please also refer to the PAD restrictions below for any limitations or restrictions which must be taken into account.

5.12.	PAD may not be permitted if you have not submitted your initial and periodic disclosures to Compliance, systematically do not provide timely trade confirmations as required, or breach the principles or written policy on a frequent basis.

5.13.	The use of stop losses is not permitted as these may be used to circumvent the 90 day minimum holding period.

5.14.	Employees may not enter into any wager or gaming contract (i.e. spread betting) the outcome of which is dependent on any financial index, security or investment.

5.15.	PAD is not permitted in the following circumstances (regardless of the type of instrument used to make the investment):

5.15.a.	The issuer is on the restricted list;

5.15.b.	The issuer of the security is held by Redwheel funds or Segregated mandates;

5.15.c.	There is a conflict of interest;

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5.15.d.	There may be a perception of front running or conflict of interest;

5.15.e.	The behaviour or activity may result in market abuse (regardless of intention);

5.15.f.	There is (or a perception of) misuse of confidential or client information;

5.15.g.	There are liquidity constraints/concerns (where a name is also held by a fund/client); and

5.15.h.	The size of the PA is exceptionally large for the individual making the request and it may put them in a financially vulnerable position if there are losses.

5.16.	The above is non-exhaustive list. Each PAD request is reviewed on a case-by-case basis and therefore other considerations may be taken into account depending on the Firm’s activities at the time. For example, depending on the role you carry out at Redwheel and the team for which you work, you may be subject to enhanced PAD restrictions, of which you will be notified.

5.17.	In addition to the Policy applying to yourself and Relevant Persons, you are also prohibited from advising or procuring another person from undertaking such transactions, or disclosing such information to another person (other than in the proper performance of your duties) that would lead them to engage in such transactions.

6. Breach of Policy

6.1.	You should report any breach of the policy immediately to Compliance.

6.2.	Redwheel may take any action available to it for breach of this Policy, particularly where such breach is considered deliberate, repeated or material. Such action may range from withdrawal of your ability to place PA deals for a set period of time through to disciplinary action under the Firm’s HR procedures.

7. Record Keeping

7.1.	Compliance is responsible for maintaining the PAD register and associated records in an organised and secure manner. PAD records are maintained in the MCO system as well as the Compliance drive, access to which is restricted to members of the Compliance team. Details of PAD activity may also be shared with the CEO, COO, RWC Partners Limited board and regulators as and when needed.

7.2.	Records are typically maintained in electronic form where possible and are retained for a minimum of 5 years (up to the end of the last calendar year).

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8. Reference table for pre-approvals and reporting

INSTRUMENT	PRE- CLEARANCE REQUIRED	NO TRADING 7 DAYS BEFORE / 7 DAYS AFTER FUND TRADES	LENGTH OF VALIDITY OF COMPLIANCE PRE- CLEARANCE	MINIMUM HOLDINGS PERIOD	QUARTERLY TRANSACTION REPORTS	QUARTERLY HOLDINGS ATTESTATION
Equities or Unit Trusts of issuers NOT held/managed by Redwheel	/	/	Next business day	90 days	/	/
Limit orders	/	N/A	1 month	90 days	/	/
All other limit / stop loss orders	/	/	Next business day	90 days	/	/
Warrants, Options & Futures	/	/	Next business day	90 days	/	/
Alternative Funds (Hedge Funds, Private investment funds, and investment clubs;)	/	/	Next business day	90 days	/	/
Private Equity and unlisted securities	/	/	Next business day	90 days	/	/
Bonds, convertibles, debentures etc.	/	/	Next business day	90 days	/	/
Redwheel sub-advised funds and Redwheel funds	/	N/A	Next business day	90 days	/	/
Redwheel managed Investment Trusts (only during month-end 3 day trading window)	/	N/A	Next business day	30 days	/	/
Other third-party close-ended funds	/	N/A	Next business day	30 days	/	/
Other third-party open-ended mutual funds	N/A	N/A	N/A	N/A	/	/
UK, EU, US, SG and OECD Government Debt plus related derivatives	N/A	N/A	N/A	N/A	N/A	N/A
Bankers Acceptances and CDs	N/A	N/A	N/A	N/A	N/A	N/A
Commercial Paper	N/A	N/A	N/A	N/A	N/A	N/A
Cash / FX and Crypto currencies NOT for speculation	N/A	N/A	N/A	N/A	/	/
Index / Interest Rate Futures and Options	N/A	N/A	N/A	N/A	/	/
Exchange Traded Funds (inc. ETF, ETC and Certificates)	N/A	N/A	N/A	30 days	/	/
Derivatives (inc. ETF, ETC and Certificates)	N/A	N/A	N/A	30 days	/	/
Purchases under a rights issue	N/A	N/A	N/A	30 days	/	/

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